EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEWLINK GENETICS CORPORATION

NEWLINK GENETICS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
FIRST:        The name of the corporation is NewLink Genetics Corporation (the “Corporation”).
SECOND:    The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was on June 4, 1999 under the name NewLink Genetics Corporation.
THIRD:        The Board of Directors (the “Board”) of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation's Amended and Restated Certificate of Incorporation as follows:
1.    Article IV, Section A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
“A.    This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 80,000,000 shares. 75,000,000 shares shall be Common Stock, each having a par value of one cent ($0.01). 5,000,000 shares shall be Preferred Stock, each having a par value of one cent ($0.01).”

FOURTH:    Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 211 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

EXHIBIT 3.1

IN WITNESS WHEREOF, NEWLINK GENETICS CORPORATION has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of May, 2013.
NEWLINK GENETICS CORPORATION

By: /s/ Charles J. Link, Jr.
Charles J. Link, Jr.
Chief Executive Officer